INTERACTIVE DATA CORPORATION REPORTS SECOND-QUARTER
RESULTS AND REAFFIRMS 2004 OUTLOOK

Second-quarter Revenue Increases 6.7%; Net Income Increases by 7.5%

BEDFORD, Mass – July 22, 2004 – Interactive Data Corporation (NYSE: IDC) today reported second-quarter revenue of $118.9 million, reflecting revenue growth over the comparable period in 2003 of 6.7% (or 4.3% before the effects of foreign exchange). Net income for the second quarter was $19.1 million, or $0.20 per diluted share, compared with $17.7 million, or $0.19 per diluted share, in the same quarter last year.

“We made good progress across our business in the second quarter and are well on track to achieve our targets for 2004,” stated Stuart Clark, president and chief executive officer. “Excluding the contributions of the HyperFeed customer base that we acquired in November 2003, the Index Services business that was closed at the end of 2003, and the effects of foreign exchange, we generated organic revenue growth of 2.9%.”

Clark added, “The gradual improvement in market conditions we’ve experienced in recent quarters continued into the second quarter. Spending patterns at institutional customers through the first half of 2004 are higher compared with the same period last year. Cancellations and renegotiated client contracts slowed, and renewal rates among institutional customers worldwide for the quarter remained at or above the 95% level. In addition, we are capitalizing on opportunities to expand business within our installed base of institutional customers. New sales remain strong across the organization, particularly for our evaluation services and for our eSignal offerings.”

“The consolidation of our data centers and ticker plants remains on schedule,” said Clark. “During the quarter, we achieved an important milestone when our new Boxborough, Massachusetts data center became operational. As part of this initiative, we anticipate transitioning activity from two existing ticker plants to our Boxborough and Hayward, California facilities during the third quarter.”

“Interactive Data’s balance sheet continued to strengthen in the second quarter as we ended the second quarter with approximately $173 million in cash and cash equivalents. We continue to evaluate acquisition candidates on a global basis that can further strengthen our core businesses or extend our reach into adjacent market segments,” concluded Clark.

Other Second Quarter Operating and Financial Highlights

•	FT Interactive Data generated second quarter revenue of approximately $80.0 million, a 4.6% increase (or 2.0% before the effect of foreign exchange) over the prior year’s second quarter. North American revenue for the second quarter of 2004 grew 6.5% over last year, driven by both new sales and the expansion of business within key accounts. Demand for the Fair Value Information Service continues to be strong. The number of customers for this service grew to 67 in the second quarter of 2004, up from 52 in the first quarter of 2004. As anticipated, business in Europe remained challenging for FT Interactive Data. Second quarter 2004 European revenue declined 0.9% (or 4.9% before the effect of foreign exchange and the Index Services business that was closed at the end of 2003) from the same quarter last year as a result of market conditions. Asia-Pacific second quarter 2004 revenue was roughly flat in absolute dollars compared with the prior year’s second quarter. FT Interactive Data’s Asia-Pacific division continues to pursue new sales opportunities in new markets such as Taiwan, Korea and China, and successfully grow evaluation services of Asian fixed income securities.

•	CMS BondEdge revenue for the second quarter of 2004 increased 4.8% over last year’s second quarter to $7.9 million. New client installations remained strong in the quarter. In addition, CMS BondEdge continued to expand its business in Europe, adding two new customers in this region during the second quarter.

•	ComStock generated second quarter 2004 revenue of $18.0 million, an increase of 16.2% over the same quarter last year (or 12.3% before the effect of foreign exchange). This growth is due to the acquisition of the HyperFeed Technologies customer base in November 2003. Interest in ComStock’s real-time data feed services among institutional clients continues to grow.

•	eSignal second quarter 2004 Internet revenue of approximately $12.0 million represented a 12.0% increase over 2003’s second quarter. eSignal’s base of direct subscribers grew to over 35,000 customers for the second quarter of 2004, an increase of more than 20% from the same period last year. eSignal’s newest services, such as QuoTrek and MarketCenter, gained further traction with prospective customers.

•	Broadcast and other services revenue for the second quarter of 2004 decreased 21% from the same quarter last year to $1.0 million as a result of an anticipated decline in Broadcast revenue. As expected, Broadcast services were discontinued in April 2004.

•	Due to total costs and expenses associated with the HyperFeed customer base acquisition, the closure of the Index Services business, the effects of foreign exchange, and increased spending associated with the data center consolidation initiative, total second quarter 2004 costs and expenses increased by $5.7 million, or 6.9%, to $88.5 million from $82.8 million in the second quarter of 2003. Excluding those factors, total costs and expenses in the second quarter of 2004 increased by 1.2% from the same period last year. The company also continued to make important investments in the people, processes and programs associated with Sarbanes-Oxley compliance.

Six Month Results

For the six months ended June 30, 2004, Interactive Data reported revenue of $236.5 million versus $210.9 million for the comparable period in 2003, an increase of 12.1%. Total costs and expenses for the first six months of 2004 rose 15.5%, or $23.7 million, to $176.8 million versus the comparable period in 2003. Income from operations increased 3.3% from $57.8 million in the first six months of 2003 to $59.7 million for the comparable period in 2004. As a result, for the first six months of 2004, net income increased 4.0% to $37.4 million, or $0.39 per diluted share, from $36.0 million, or $0.38 per diluted share, for the comparable period in 2003.

As of June 30, 2004, Interactive Data Corporation had no outstanding debt and had cash and cash equivalents of $173.0 million. As part of the company’s existing one million share buyback program, Interactive Data repurchased a total of 14,000 shares at an average price of $17.03 per share during the second quarter. At the end of June 2004, the cumulative total of all shares repurchased under the existing one million share buyback program, which was authorized in August 2002, was 214,000 shares.

Outlook

Our assumptions for 2004 remain unchanged. We continue to anticipate modest improvement in business conditions throughout the year. However, we also expect that customers in the financial services sector will continue to emphasize cost containment. Excluding the effect of any future acquisitions, we remain on target to deliver mid-to-high single digit revenue growth in 2004. In terms of 2004 net income, we expect to deliver growth of mid-single digits. The tax rate for 2004 is expected to remain at 38-39% and capital expenditures are expected to be in the range of $20.0-$23.0 million.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call Thursday, July 22, at 11:00 a.m. Eastern Time to discuss the second-quarter 2004 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631; no access code is required. Investors and interested parties may also listen to the call via a live web broadcast available through the Investor Relations section of the company’s web site at www.interactivedatacorp.com and through www.StreetEvents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from July 22, 2004 at 2:00 p.m. through Thursday, July 29, 2004 and can be accessed by dialing (706) 645-9291 or (800) 642-1687, conference ID #8259952.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results as determined by generally accepted accounting principles (GAAP), we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•	Management refers to growth rates at constant currency so that business results can be viewed without impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of the company’s underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•	Management refers to organic growth, which excludes the contribution of businesses acquired or closed during the past 12 months, and the effects of foreign currency exchange rates, because management believes that facilitating period-to-period comparisons of the company’s organic revenue growth on a constant dollar basis better reflects actual trends.

•	Management includes information regarding total costs and expenses excluding total costs and expenses associated with the HyperFeed acquisition, the closure of the Index Services business, the effects of foreign exchange, and increased spending related to the data center consolidation initiative because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends.

The above measures are non-GAAP measures and should not be considered in isolation from, and are not intended to represent an alternative measure of, revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe-harbor created by such Act. These statements include our statements discussing future financial conditions, results or projections, including those appearing under the heading “Outlook.” These statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our data centers; (iii) our ability to maintain relationships with our key suppliers and providers of market data; (iv) our ability to maintain our relationships with service bureaus and custodian banks;

(v) a decline in activity levels in the securities markets; (vi) consolidation of financial services companies, both within an industry and across industries; (vii) the continuing impact of cost cutting pressures across the industries we serve; (viii) new product offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; (ix) our ability to derive the anticipated benefits from our acquisitions; (x) potential regulatory investigations of us or our customers relating to our services; (xi) the regulatory requirements applicable to our FT Interactive Data subsidiary, which is a registered investment advisor; (xii) our ability to attract and retain key personnel; (xiii) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; (xiv) our ability to consolidate our data centers and achieve anticipated benefits; and (xv) our ability to comply in a timely manner with the rules and regulations set forth in the Sarbanes-Oxley Act. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation is a leading global provider of securities pricing, financial information, and analytic tools to institutional and individual investors. The company supplies time-sensitive pricing (including evaluated pricing), dividend, corporate action, and descriptive information for more than 3.5 million securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the company’s services in support of their trading, analysis, portfolio management, and valuation activities.

Interactive Data Corporation is headquartered in Bedford, Massachusetts. Through its branded businesses, FT Interactive Data, ComStock, CMS BondEdge, and eSignal, Interactive Data Corporation has approximately 1,700 employees in offices located throughout North America, Europe, Asia, and Australia. Pearson plc (NYSE: PSO), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, owns approximately 60 percent of the outstanding common stock of Interactive Data Corporation.

COMPANY CONTACTS
Investor Contact:	Media Contact:
Andrew Kramer	Jeanne Murphy
Director of Investor Relations	Marketing Communications Manager
781-687-8306	781-687-8548
Andrew.Kramer@ftid.com	Jeanne.Murphy@ftid.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2004	2003	Change	2004	2003	Change
SERVICE REVENUE	$118,875	$111,460	6.7%	$236,505	$210,937	12.1%
COSTS & EXPENSES
Cost of Services	37,419	35,569	5.2%	76,324	66,608	14.6%
Selling, general & administrative	40,925	37,530	9.0%	80,394	68,683	17.1%
Depreciation	4,659	4,603	1.2%	9,039	8,623	4.8%
Amortization	5,540	5,122	8.2%	11,062	9,239	19.7%

Total costs & expenses	88,543	82,824	6.9%	176,819	153,153	15.5%

INCOME FROM OPERATIONS	30,332	28,636	5.9%	59,686	57,784	3.3%
Other income, net	552	208	165.4%	932	718	29.8%

INCOME BEFORE INCOME TAXES	30,884	28,844	7.1%	60,618	58,502	3.6%
Income Tax Expense	11,814	11,105	6.4%	23,187	22,523	2.9%

NET INCOME	$19,070	$17,739	7.5%	$37,431	$35,979	4.0%
NET INCOME PER SHARE
Basic	$0.20	$0.19	5.3%	$0.40	$0.39	2.6%
Diluted	$0.20	$0.19	5.3%	$0.39	$0.38	2.6%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	93,309	92,189	1.2%	93,185	91,992	1.3%
Diluted	95,371	94,381	1.0%	95,373	94,052	1.4%

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2004	2003
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$173,010	$131,639
Accounts receivable, net	81,166	75,785
Prepaid expenses and other current assets	7,950	6,773
Deferred income taxes	4,653	4,640

Total current assets	266,779	218,837

Property and equipment, net	50,092	46,193
Goodwill	462,341	462,323
Other intangible assets, net	171,367	182,305
Other assets	665	664

Total Assets	$951,244	$910,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$10,732	$9,877
Payable to affiliates	1,791	1,279
Accrued liabilities	53,339	62,311
Income taxes payable	10,940	12,948
Deferred revenue	35,590	30,336

Total current liabilities	112,392	116,751
Deferred tax liabilities	29,204	29,204
Other liabilities	1,873	1,836

Total Liabilities	143,469	147,791

Stockholders’ Equity:
Preferred stock	—	—
Common stock	956	950
Additional paid-in capital	807,625	800,391
Treasury stock, at cost	(27,219)	(26,980)
Accumulated earnings (deficit)	15,234	(22,197)
Accumulated other comprehensive income	11,179	10,367

Total Stockholders’ Equity	807,775	762,531

Total Liabilities and Stockholders’ Equity	$951,244	$910,322

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	June 30,
	(Unaudited)
	2004	2003
Cash flows provided by (used in) operating activities:
Net income	$37,431	$35,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,101	17,862
Tax benefit from exercise of stock options	1,620	2,711
Deferred income taxes	(13)	—
Other non-cash items, net	237	50
Changes in operating assets and liabilities, net	(9,856)	(12,344)

NET CASH PROVIDED BY OPERATING ACTIVITIES	49,520	44,258

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(12,837)	(4,404)
Acquisition of business	—	(115,972)
Other investing activities	—	170

NET CASH USED IN INVESTING ACTIVITIES	(12,837)	(120,206)
Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(239)	(1,330)
Proceeds from exercise of stock options and employee stock purchase plan	5,389	6,284

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,150	4,954
Effect of exchange rate on cash	(462)	810

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	41,371	(70,184)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	131,639	153,243

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$173,010	$83,059

Reconciliation of Non-GAAP Measures

Organic Revenue Growth (Service Revenue Before Effects of Foreign
Exchange, and HyperFeed and Index Services Revenue)

($ in Thousands)
	Q2 2004	Q2 2003	Growth

Service Revenue	$118,875	$111,460	6.7%
Effects of Foreign Exchange	(2,626)	—

Service Revenue before Effects of Foreign Exchange	116,249	111,460	4.3%
Service Revenue – HyperFeed	(2,834)	—
Service Revenue – Index Services	—	(1,193)

Organic Revenue Growth (Service Revenue before Effects of Foreign Exchange, and HyperFeed and Index Services Revenue)	$113,415	$110,267	2.9%

Costs and Expenses (Total Costs and Expenses Before Effect of HyperFeed
and Index Services Total Costs and Expenses, Effects of Foreign Exchange,
and Data Center Consolidation Initiative Costs)

($ in Thousands)
	Q2 2004	Q2 2003	Growth

Total Costs & Expenses	$88,543	$82,824	6.9%
Total Costs & Expenses – HyperFeed	(1,887)	—
Total Costs & Expenses – Index Services	(2)	(832)
Effects of Foreign Exchange	(2,096)	—
Data Center Consolidation Initiative Costs	(2,402)	(762)

Total Costs & Expenses before above factors	$82,156	$81,203	1.2%